Exhibit 99.1

WINN-DIXIE	NEWS RELEASE

WINN-DIXIE STORES, INC.
5050 EDGEWOOD COURT P.O. BOX B JACKSONVILLE, FLORIDA 32203-0297 (904) 783-5000

CONTACTS:

Investors	Media
Bennett L. Nussbaum	Kathy Lussier
Senior Vice President and Chief Financial Officer	Director of Communications
(904) 370-6655	(904) 370-6025

WINN-DIXIE REPORTS 4TH QUARTER AND FISCAL 2004 RESULTS

Provides Progress Report on Strategic Initiatives

JACKSONVILLE, FL, August 19, 2004 – Winn-Dixie Stores, Inc. (NYSE: WIN) today announced financial results for the fourth quarter and fiscal year ended June 30, 2004. The Company also reported on its progress with previously announced strategic initiatives designed to improve the Company’s competitive positioning.

During the fourth quarter of fiscal 2004, the Company had a net loss from continuing operations of approximately $2.1 million, or $0.01 per diluted share, compared to net earnings from continuing operations of $62.0 million, or $0.44 per diluted share, during the fourth quarter of fiscal 2003. The net loss from continuing operations for the fourth quarter includes $7.3 million of restructuring and asset impairment charges related to the Company’s strategic initiatives and $5.5 million of other asset impairment charges, resulting in a negative impact totaling $0.05 per diluted share.

For the 2004 fiscal year, the Company had a net loss from continuing operations of $50.8 million, or $0.36 per diluted share, compared to net earnings from continuing operations of $236.1 million, or $1.68 per diluted share, for the 2003 fiscal year. The net loss from continuing operations for the 2004 fiscal year includes $9.0 million of restructuring and asset impairment charges related to the Company’s strategic initiatives and $35.0 million of other asset impairment charges, resulting in a negative impact totaling $0.18 per diluted share.

The Company incurred a net loss from discontinued operations of $20.6 million, or $0.15 per diluted share, during the fourth quarter ended June 30, 2004, compared with net earnings from discontinued operations of $0.5 million, or $0.00 per diluted share, during the fourth quarter of fiscal 2003. During the 2004 fiscal year, the Company reported a net loss from discontinued operations of $49.6 million, or $0.35 per diluted share (including a pre-tax loss on the disposal of discontinued operations of $16.7 million), compared to net earnings of $3.1 million, or $0.02 per diluted share, in fiscal 2003.

Including discontinued operations, the Company reported a net loss of $22.7 million for the fourth quarter of fiscal 2004, or $0.16 per diluted share, as compared to net earnings of $62.5 million, or $0.44 per diluted share, for the fourth quarter of fiscal 2003. For the 2004 fiscal year, the Company reported a net loss, including discontinued operations, of $100.4 million, or $0.71 per diluted share, compared to net earnings of $239.2 million, or $1.70 per diluted share, in fiscal 2003.

Sales from continuing operations for the 13 weeks ended June 30, 2004 were $2.6 billion, an increase of 3.5% from the same quarter last year, which contained 12 weeks. For the 53 weeks ended June 30, 2004, sales from continuing operations were $10.6 billion, a decrease of 3.6% from the prior year, which contained 52 weeks. Identical store sales on a comparable 52-week basis from continuing operations, which include enlargements and exclude stores that opened or closed during the period, decreased 4.4% for the fourth quarter and 6.0% for the 2004 fiscal year. Comparable store sales on a comparable 52-week basis for continuing operations, which include replacement stores, decreased 4.3% for the fourth quarter and 5.9% for the 2004 fiscal year.

News Release No.5002

Gross margin from continuing operations, as a percentage of sales, was 26.8% for the fourth quarter, down from 28.7% in the fourth quarter of fiscal 2003, but a sequential improvement of approximately 10 basis points over the 26.7% reported in the third quarter of fiscal 2004, and approximately 140 basis points over the 25.4% reported in the second quarter of fiscal 2004. For fiscal 2004, gross margin was 26.4% compared with 28.4% in fiscal 2003.

As part of its ongoing review of expense reduction opportunities, the Company achieved $15 million in annual expense reductions in fiscal 2004. The Company will continue to pursue the remaining $85 million of its targeted annual expense reductions of approximately $100 million during fiscal 2005. The majority of the expense reductions will be reflected in cost of goods sold/gross margins, where competitive factors are the primary influence, and in general and administrative expenses, where they will be more than offset by anticipated investments in information technology and in support of the strategic initiatives.

“Our net loss in the fourth quarter reflects the impact of restructuring and asset impairment charges related to our asset rationalization plan and other strategic initiatives,” said Frank Lazaran, President and Chief Executive Officer. “During the quarter, we made meaningful progress on our strategic initiatives, significantly enhanced our borrowing capacity and improved gross margins for the second consecutive quarter.”

PROGRESS REPORT ON STRATEGIC INITIATIVES

During the fourth quarter, the Company continued to develop and execute the strategic initiatives announced in January 2004, which are designed to improve Winn-Dixie’s competitive positioning.

Core Market Analysis/Asset Rationalization Review

On April 23, 2004, the Company’s Board of Directors approved a plan under which Winn-Dixie is focusing on a core base of stores across 36 designated market areas (DMAs®). The Company will also continue to operate in the Bahamas. Under the plan, the Company will exit a total of 156 stores, 111 of which are in 16 non-core DMAs and 45 of which are under-performing stores within its core DMAs. The Company is also pursuing its previously announced plans to streamline its distribution and manufacturing operations. Additionally, the Company has reorganized its eight operating divisions into four regions to streamline operations and improve its ability to execute its other strategic initiatives across the Company’s new footprint.

Store Dispositions and Closures

As of today, the Company has exited 32 stores as part of its asset rationalization plan, including 13 in its non-core markets and 19 within its core markets. Winn-Dixie expects to complete its exit from the remaining 124 stores by the end of April 2005.

In its non-core markets, nine stores were sold, including eight in the Cincinnati area and one in Florence (Kentucky). After the end of the fourth quarter, four stores in non-core markets were closed in Alexandria (Kentucky), Dillon (South Carolina), Lumberton (North Carolina) and Troutville (Virginia).

In its core markets, 19 of the 45 stores to be exited will not be marketed to other food retailers for competitive reasons. Accordingly, 19 stores were closed during the quarter in the following locations: Boynton Beach, Clearwater and Ocala (Florida), Asheboro, Durham, Enka, Greensboro and Lexington (North Carolina), Charleston, Cheraw, Greenville and Sumter (South Carolina), Norcross (Georgia), Aliceville, Guin, Hoover, Millport and Reform (Alabama), and Baton Rouge (Louisiana). These 19 stores are being marketed to non-food retailers. The remaining 26 core market locations to be exited are being marketed to both food and non-food retailers. Stores that cannot be sold or subleased will be closed.

Distribution Centers

Consistent with its previously announced plan, the Company has closed its Raleigh (North Carolina) and Sarasota (Florida) distribution facilities. The Company expects to sell or close its Louisville (Kentucky) facility during the first half of fiscal 2005.

Manufacturing Operations

The Company has designated its manufacturing operations as non-core, with the primary focus at this time on discussions regarding the sale of Dixie Packers, Crackin’ Good Bakers, Crackin’ Good Snacks, and Montgomery Pizza. The Company expects to complete these four exits by the end of April 2005. Additionally, the Company has consolidated its Miami Dairy into its other dairies and is in the process of consolidating its Greenville Ice Cream plant.

Brand-Related Initiatives

As previously announced, Winn-Dixie is pursuing three strategic brand-related initiatives aimed at positioning Winn-Dixie as a neighborhood grocer competing on a combination of convenience, quality and price. The initiatives include: (1) improving in-store customer service, (2) an image makeover program for Winn-Dixie stores and (3) a new brand positioning program.

As part of the brand initiatives, the Company is introducing new product offerings and merchandising programs to enhance its perishables offerings, focusing in particular on delis and bakeries. The Company also recognizes the need to improve its store operating model to consistently deliver a higher quality customer shopping experience, and personal, friendly service across all stores. Winn-Dixie is testing its new product offerings and merchandising programs, along with its new training, recruiting and performance management initiatives, in its lead market of 92 stores in Miami-Ft. Lauderdale, Florida before moving forward with them throughout its core markets.

As of July 22, 2004, Winn-Dixie had deployed these initiatives in eight of the 92 targeted stores in its Miami-Ft. Lauderdale lead market. The Company expects to complete an additional 10 stores by the end of August 2004. The Company expects to complete the full lead market rollout by March 2005. Winn-Dixie will collect and analyze data on customer and market responses in the lead market and will refine the strategies as appropriate. Given the size of the lead market and implementation schedule, the Company does not anticipate recognizing any material financial benefit from this initiative in fiscal 2005.

The Company launched an image makeover program in fiscal 2004 to improve lighting, install produce bins, paint store interiors and exteriors and replace outside signage. In total, during the fourth quarter of fiscal 2004, the Company completed 41 image makeovers. The Company had completed a total of 331 makeovers as of June 30, 2004 at a cost of approximately $75.2 million.

The Company has incorporated an upgraded version of an image makeover program into its lead market facilities improvements. The lead market image makeovers also enhance the décor in bakeries and delis, add registers in these departments, install or upgrade self check out services and incorporate other enhancements throughout the store. The Company anticipates that, during fiscal 2005, its image makeover activities will be focused primarily in the lead market.

The lead market image makeovers for the eight stores currently in the lead market program were substantially completed in the fourth quarter at a total cost of approximately $4.5 million. The total cost of the lead market initiative, including capital expenditures, training, store reset and other costs, is expected to range from $50 to $60 million for the 92 targeted stores.

Liquidity Update

On June 30, 2004, Winn Dixie announced an agreement with its lenders to increase its existing senior secured revolving credit facility from $300 million to $600 million. The amended and restated senior secured credit facilities consist of a $400 million three-year revolving credit facility and a $200 million three-year standby letter of credit facility. Wachovia Capital Markets LLC is the sole lead arranger for the $600 million senior credit facilities. As of June 30, 2004, the Company’s total liquidity was $448.5 million, comprised of $56.8 million in cash and cash equivalents and $391.7 million of net borrowing availability under its revolving credit facility.

Management continues to believe that current cash on hand and available borrowings under the revolving credit facility, together with anticipated cash flow from operations and cash increases as a result of improvements in working capital and asset sales from execution of the asset rationalization plan, will be sufficient to fund the Company’s current operating and capital needs.

About Winn-Dixie

Winn-Dixie Stores, Inc., is one of the nation’s largest food retailers. Founded in 1925, the Company is headquartered in Jacksonville, FL. For more information, please visit www.winn-dixie.com.

Forward-Looking Statements

Certain information in this press release may constitute forward-looking statements within the meaning of the federal securities laws. These forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from the results described in the forward-looking statements.

Factors generally that could cause the Company’s actual results to differ materially from the expected results described in the Company’s forward-looking statements include, but are not limited to: (1) our ability to execute our strategic initiatives, including core market analysis and asset rationalization program, brand positioning, expense reduction, image makeovers and customer service, and our ability to fund these initiatives, particularly in light of covenants contained in Company financing documents and the impact of changes in the Company’s debt ratings by nationally recognized rating agencies; (2) our ability to increase sales and market share through the initiatives being tested in our lead market; (3) the success of our image makeover program and additional capital investments in addressing store conditions that management believes are negatively impacting sales; (4) our ability to increase capital spending levels in the future to fully maintain our store base and other capital assets; (5) our ability to maintain appropriate payment terms with our vendors; (6) our ability to enhance retail operations execution and achieve customer acceptance of improvement of in-store operations; (7) our ability to effectively implement pricing and promotional programs; (8) our response to the entry of new competitors in our markets, including traditional grocery store openings and the entry of non-traditional grocery retailers such as mass merchandisers, supercenters, warehouse club stores, dollar-discount stores, drug stores and conventional department stores; (9) our ability to upgrade our information systems and successfully implement new technology; (10) our ability to predict with certainty the reserve for self-insurance; (11) our ability to maintain appropriate sanitation and quality standards in our stores; (12) our ability to successfully resolve certain alleged class action lawsuits; (13) our ability to recruit, retain and develop key management and employees; (14) changes in federal, state or local laws or regulations affecting food manufacturing, distribution, or retailing, including environmental regulations; and (15) general business and economic conditions in the Company’s operating regions.

Please refer to discussions of these and other factors in this news release and other Company filings with the Securities and Exchange Commission. These statements are based on current expectations and speak only as of the date of such statements. The Company undertakes no obligation to publicly revise or update these forward-looking statements, whether as a result of new information, future events or otherwise.

Securities and Exchange Commission Fair Disclosure Forward-Looking Earnings Forecast

Due to the uncertainty of the financial impact during the next few quarters of unpredictable operating results, the implementation of the Company’s new initiatives and competitors’ response and customer acceptance of those initiatives, the Company will continue not to provide earnings guidance for the 2005 fiscal year.

# # #

TABLES FOLLOW

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

Amounts in thousands except per share data

	13 Weeks Ended June 30, 2004%		12 Weeks Ended June 25, 2003%
Net sales	$2,558,206	100.0	2,471,740	100.0
Cost of sales	1,871,549	73.2	1,762,198	71.3

Gross profit on sales	686,657	26.8	709,542	28.7
Other operating and administrative expenses	670,077	26.2	661,499	26.8
Asset impairment charges	5,506	0.2	—	—
Restructuring charges	7,260	0.2	—	—

Operating income	3,814	0.2	48,043	1.9
Interest expense, net	9,616	0.4	2,292	0.1

(Loss) earnings before income taxes	(5,802)	(0.2)	45,751	1.8
Income tax benefit	(3,704)	(0.1)	(16,227)	(0.7)

Net (loss) earnings from continuing operations	(2,098)	(0.1)	61,978	2.5

Discontinued operations:
(Loss) earnings from discontinued operations	(15,558)		859
(Loss) earnings on disposal of discontinued operations	(16,708)		—
Income tax (benefit) expense	(11,645)		339

Net (loss) earnings from discontinued operations	(20,621)		520

Net (loss) earnings	$(22,719)		62,498

Basic (loss) earnings per share:
(Loss) earnings from continuing operations	$(0.01)		0.44
(Loss) earnings from discontinued operations	(0.15)		—

Basic (loss) earnings per share	$(0.16)		0.44

Diluted (loss) earnings per share:
(Loss) earnings from continuing operations	$(0.01)		0.44
(Loss) earnings from discontinued operations	(0.15)		—

Diluted (loss) earnings per share	$(0.16)		0.44

Dividends per share	$—		0.05

Weighted average common shares outstanding-basic	140,698		140,520

Weighted average common shares outstanding-diluted	140,698		140,841

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

Amounts in thousands except per share data

	53 Weeks Ended June 30, 2004%		52 Weeks Ended June 25, 2003%
Net sales	$10,632,850	100.0	11,026,428	100.0
Cost of sales	7,819,060	73.6	7,893,182	71.6

Gross profit on sales	2,813,790	26.4	3,133,246	28.4
Other operating and administrative expenses	2,842,862	26.7	2,830,101	25.7
Asset impairment charges	35,009	0.3	—	—
Restructuring charges	9,046	0.1	—	—

Operating (loss) income	(73,127)	(0.7)	303,145	2.7
Bank agreement termination income	—	—	52,740	0.5
Interest expense, net	14,377	0.1	40,442	0.4

(Loss) earnings before income taxes	(87,504)	(0.8)	315,443	2.8
Income tax (benefit) expense	(36,709)	(0.3)	79,325	0.7

Net (loss) earnings from continuing operations	(50,795)	(0.5)	236,118	2.1

Discontinued operations:
(Loss) earnings from discontinued operations	(61,209)		5,136
(Loss) earnings on disposal of discontinued operations	(16,708)		—
Income tax (benefit) expense	(28,308)		2,024

Net (loss) earnings from discontinued operations	(49,609)		3,112

Net (loss) earnings	$(100,404)		239,230

Basic (loss) earnings per share:
(Loss) earnings from continuing operations	$(0.36)		1.68
(Loss) earnings from discontinued operations	(0.35)		0.02

Basic (loss) earnings per share	$(0.71)		1.70

Diluted (loss) earnings per share:
(Loss) earnings from continuing operations	$(0.36)		1.68
(Loss) earnings from discontinued operations	(0.35)		0.02

Diluted (loss) earnings per share	$(0.71)		1.70

Dividends per share	$0.15		0.20

Weighted average common shares outstanding-basic	140,665		140,432

Weighted average common shares outstanding-diluted	140,665		140,826

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

Amounts in thousands except par value

	June 30, 2004	June 25, 2003
ASSETS

Current Assets:
Cash and cash equivalents	$56,818	127,515
Marketable securities	19,275	19,188
Trade and other receivables	109,051	115,485
Income tax receivable	49,148	—
Merchandise inventories less LIFO reserve of $219,270 ($214,547 as of June 25, 2003)	940,529	1,046,913
Prepaid expenses and other assets	24,814	31,272
Assets held for sale	51,034	4,177
Deferred income taxes	100,129	128,904

Total current assets	1,350,798	1,473,454

Cash surrender value of life insurance, net	15,502	16,779
Property, plant and equipment, net	886,055	978,601
Goodwill	87,112	87,808
Non-current deferred income taxes	139,089	106,315
Other assets, net	140,335	127,474

Total assets	$2,618,891	2,790,431

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Current portion of long-term debt	$273	276
Current obligations under capital leases	2,616	3,439
Accounts payable	511,443	546,234
Reserve for insurance claims and self-insurance	97,952	97,109
Accrued wages and salaries	93,385	107,538
Accrued rent	109,727	127,654
Accrued expenses	123,470	104,705
Income taxes payable	—	31,775

Total current liabilities	938,866	1,018,730

Reserve for insurance claims and self-insurance	182,514	144,698
Long-term debt	300,605	310,767
Obligations under capital leases	13,566	21,344
Defined benefit plan	68,827	67,233
Lease liability on closed stores, net of current portion	160,214	149,427
Other liabilities	36,954	49,728

Total liabilities	1,701,546	1,761,927

Shareholders’ Equity:
Common stock $1 par value. Authorized 400,000,000 shares; 142,028,240 shares outstanding in 2004 and 140,818,083 shares outstanding in 2003.	142,028	140,818
Retained earnings	778,819	894,137
Accumulated other comprehensive loss	(3,502)	(6,451)

Total shareholders’ equity	917,345	1,028,504

Total liabilities and shareholders’ equity	$2,618,891	2,790,431

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

Dollar amounts in thousands

	53 Weeks Ended June 30, 2004	52 Weeks Ended June 25, 2003
Cash flows from operating activities:
Net (loss) earnings	$(100,404)	239,230
Adjustments to reconcile net (loss) earnings to net cash provided by operating activities:
Gain on sale of facilities	2,249	—
Asset impairment charges	63,200	—
Depreciation and amortization	168,534	166,385
Deferred income taxes	(5,979)	37,265
Stock compensation plans	7,386	5,421
Change in operating assets and liabilities:
Trade and other receivables	6,434	669
Merchandise inventories	106,384	16,375
Prepaid expenses and other assets	12,803	26,766
Accounts payable	(34,791)	21,569
Income taxes payable / receivable	(80,923)	(2,647)
Defined benefit plan	1,594	14,346
Reserve for insurance claims and self-insurance	38,659	2,801
Other current accrued expenses	(2,418)	(101,745)

Subtotal	182,728	426,435
Income taxes and interest paid on COLI	—	(52,002)

Net cash provided by operating activities	182,728	374,433

Cash flows from investing activities:
Purchases of property, plant and equipment, net	(203,648)	(176,704)
Increase in investments and other assets	(30,333)	(42,481)
Marketable securities	(718)	—
Proceeds from sale of facilities (including inventory)	7,300	10,361

Net cash used in investing activities	(227,399)	(208,824)

Cash flows from financing activities:
Debt issuance costs	(7,867)	—
Principal payments on long-term debt	(276)	(246,279)
Principal payments on capital lease obligations	(3,160)	(3,475)
Purchase of common stock	—	(40)
Dividends paid	(21,218)	(28,151)
Swap termination receipts/payments, net	5,750	10,745
Other	745	1,260

Net cash used in financing activities	(26,026)	(265,940)

Decrease in cash and cash equivalents	(70,697)	(100,331)
Cash and cash equivalents at the beginning of the year	127,515	227,846

Cash and cash equivalents at the end of the year	$56,818	127,515

Supplemental cash flow information:
Interest paid	$28,134	64,112
Interest and dividends received	$2,008	1,986
Income taxes paid	$7,467	76,881

SUPPLEMENTAL AND EXPLANATORY INFORMATION

(1)	Basis of Consolidation: The consolidated financial statements include the accounts of Winn-Dixie Stores, Inc. and its subsidiaries, which operate as a major food retailer in 12 states, and the Bahama Islands.

(2)	Income Taxes: The provision for income taxes reflects management’s best estimate of the effective tax rate expected for the fiscal year. The continuing operations effective tax rate for fiscal years 2004 and 2003 is 42.0% and 25.1%, respectively. The current year rate was affected primarily by the operating loss for the current year and the impact of permanent tax differences. The prior year effective tax rate was affected by the reversal of $28.0 million in tax reserves related to the settlement of company-owned life insurance issues, a tax credit benefit from scholarship contributions and the resolution of other tax issues.

(3)	Impairment: In accordance with Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, (SFAS 144), long-lived assets were evaluated for impairment. During fiscal 2004, the Company recognized $35.0 million in impairment related to continuing operations. An additional $28.2 million in impairment related to the restructure was recognized, of which $21.9 million is included in the operating loss on discontinued operations and $6.3 is included in restructure charges on the Consolidated Statement of Operations.

(4)	Discontinued Operations and Restructure: As a result of the announced plan to close and/or sell certain retail locations, distribution centers and manufacturing plants, the operating results and loss of disposal of 156 retail locations and one distribution center has been classified as discontinued operations. Other costs related to the restructure plan that are in continuing operations have been classified as restructuring charges on the Consolidated Statement of Operations. The following table details the charges incurred through June 30, 2004.

	Continuing Operations Restruc- turing	Discontinued Operations
		Loss on disposal	Loss on Operations	Incurred to date	Total expected
Asset impairment and (gain) loss on sale/retirement, net	6,789	(1,241)	21,900	27,448	28,000-53,000
Inventory writedowns	—	—	180	180	20,000-35,000
Lease termination costs	496	10,075	—	10,571	185,000-225,000
Employee termination costs	1,633	2,831	—	4,464	20,000-40,000
Other location closing costs	128	5,043	—	5,171	22,000-47,000

Total	9,046	16,708	22,080	47,834	275,000-400,000

(5)	Debt: On June 29, 2004, the Company’s senior secured credit facility was amended and restated. As amended, the facility consists of a $400.0 million revolving credit facility and a separate $200.0 million letter of credit facility. No amounts were drawn on the revolving credit facility at June 30, 2004. The Company had $134.0 million in outstanding letters of credit under the letter of credit facility used primarily to support insurance obligations. On June 29, 2004, the Company furnished a Current Report on Form 8-K, including the announced amendment to the credit facility.

(6)	Bank Agreement Termination: During the second quarter of fiscal 2003, Canadian Imperial Bank of Commerce (“CIBC”) terminated its in-store banking agreements with the Company and paid a termination fee of $60.0 million. The company recorded income of $52.7 million, net of de-installation costs.

(7)	Inventory: The following supplemental information is provided to facilitate comparisons with companies using the FIFO method.

(Dollars in thousands except per share data)

	13 Weeks Ended June 30, 2004	12 Weeks Ended June 25, 2003	53 Weeks Ended June 30, 2004	52 Weeks Ended June 25, 2003
FIFO Basis
Inventories	$1,159,799	1,261,460	$1,159,799	1,261,460
Net (loss) earnings from operations	(19,936)	54,014	(97,537)	238,240
Diluted (loss) earnings per share	(0.14)	0.38	(0.69)	1.69